Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
MDI, Inc. and Subsidiaries:
We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-___) pertaining to the 5,000,000 shares of the common stock of MDI, Inc. issuable upon exercise of options under the American Building Control, Inc. (Now MDI, INC.) 2002 Stock Incentive Plan of our report dated March 11, 2006 with respect to the consolidated financial statements of MDI, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2005 and to the use of our name as it appears under the caption “Experts.”.

Austin, Texas
July 6, 2006